Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No.333-280469, No.333-288301 and No.333-288301-01) on Form F-3 of our reports dated June 17, 2026, with respect to the consolidated financial statements of Takeda Pharmaceutical Company Limited and the effectiveness of internal control over financial reporting.

/s/KPMG AZSA LLC

Tokyo, Japan
June 17, 2026